Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	April 23, 2013

Contact:	James H. Nicholson Chief Financial Officer 440-248-7171

PVF Capital Corp. Announces Earnings for Fiscal 2013 Third Quarter

•	Net income of $1.8 million, aided by mortgage banking and SBA lending results

•	Announced merger with F.N.B. Corporation proceeding

•	Non-interest expense includes $0.3 million of merger-related expenses

•	Continued improved asset quality and net charge-off ratio of 0.15%

•	Capital ratios remain strong

Solon, OH - PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced net income of $1.8 million, or $0.07 basic and diluted earnings per share, for the fiscal 2013 third quarter ended March 31, 2013. These results compare with net income of $0.2 million, or $0.01 basic and diluted earnings per share, for the prior-year quarter and net income of $2.7 million, or $0.10 basic and diluted earnings per share, for the fiscal 2013 second quarter ended December 31, 2012. Fiscal 2013 third quarter results included $0.3 million of merger-related expenses.

Robert J. King, Jr., President and Chief Executive Officer, commented, “I am pleased we have continued our progress in improving asset quality and sustaining consistent profitability as we continue to work toward the upcoming merger with F.N.B. Corporation.”

Net Interest Income

Net interest income totaled $5.6 million for the quarter ended March 31, 2013, which was an increase of $0.1 million, or 2.4% over the quarter ended March 31, 2012, and a decrease of $0.2 million, or 2.7% from the fiscal 2013 second quarter ended December 31, 2012. Despite a smaller balance sheet for the period ended March 31, 2013, the Company has maintained a relatively stable level of net interest income which is attributable to the on-going strategic improvement in the mix of average earning assets which resulted in a relatively stable earning asset yield, while the Company has been able to continue to lower its funding costs in this low interest rate environment. This has resulted in a smaller but more efficient balance sheet which improved the Company’s net interest margin to 3.21% for the quarter ended March 31, 2013, compared with 3.16% and 2.99% for the quarters ended December 31, 2012 and March 31, 2012, respectively.

Lower Non-interest Income from Declining Mortgage Banking Revenues

Non-interest income totaled $2.9 million for the quarter ended March 31, 2013, a decrease of $1.3 million, or 30.8%, from the quarter ended December 31, 2012, and a decrease of $0.4 million, or 11.1%, from the quarter ended March 31, 2012. This decrease is primarily the result of a decline in net revenue from mortgage banking activities which totaled $2.5 million and is a decrease of $1.3 million from the fiscal 2013 second quarter and $0.9 million from the same quarter of the prior year. Although the continued lower interest rate environment allowed the Company to capitalize upon its significant residential mortgage origination capabilities, there has been a slowdown in the level of refinance activities, resulting in a decrease in the gain on sale of mortgages income. Also, included in the mortgage banking results is a $0.2 million recovery to the impairment valuation allowance recognized against the carrying value of the Company’s capitalized mortgage servicing rights. Although the majority of mortgage lending activities in the current environment involves refinance, which is highly correlated to interest rate movements and levels and impacts the fair value of mortgage servicing rights, there has been a slowdown in the level of refinance activities and an increase in new purchase loans. As such, the expected level of prepayments from refinance loans has declined and accordingly resulted in an increase in the fair value of mortgage servicing rights.

Partially offsetting the decline in mortgage banking, the Company sold $4.4 million of government guaranteed loans as part of its SBA business strategy, recognizing a gain of $0.6 million in the current quarter. The Company did not recognize any SBA gains in the quarters ended December 31, 2012 and March 31, 2012. Contributing to the decline in non-interest income is the credit-related cost associated with other real estate owned which totaled $0.6 million, an increase of $0.3 million from the fiscal 2013 second quarter. The credit-related costs resulted from updated valuations on other real estate owned and losses on property dispositions whose values have shown signs of stabilizing versus a year ago. Service charges and other fees were unchanged from the same quarter of the prior year, but decreased $0.2 million from the December 2012 quarter due to lower electronic banking related fees.

Asset Quality Steadily Improves

During the quarter, nonperforming loans declined $1.3 million, or 7.2%, to $17.0 million, compared with the second quarter of fiscal 2013, while other real estate owned decreased $0.5 million to $7.3 million, resulting in total nonperforming assets of $24.3 million. This was a decrease of $1.8 million, or 6.9%, compared with total nonperforming assets of $26.1 million at December 31, 2012, and a decline of $8.8 million, or 26.6%, over the prior year.

The classified assets to core capital plus general valuation allowance ratio improved to 40.6% at March 31, 2013, compared with 55.9% at the end of the prior-year quarter and 42.4% at December 31, 2012. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 44.9% at March 31, 2013, versus 66.0% a year ago and 47.3% at December 31, 2012.

The allowance for loan losses at March 31, 2013 was $14.9 million, or 2.7% of total loans. This compares with an allowance of $15.1 million, or 2.7% of total loans, at December 31, 2012, and $16.9 million, or 3.0% of total loans, at March 31, 2012. The allowance’s coverage of nonperforming loans improved to 87.5% at March 31, 2013, compared with 82.5% at December 31, 2012, and 71.9% at March 31, 2012. Net charge-offs for the quarter ended March 31, 2013 were $0.2 million, reflecting the improving quality of the loan portfolio along with increasing recoveries of previously charged-off loans. This compares with $2.0 million for the fiscal 2013 second quarter and $2.6 million for the same quarter of the prior year. Accordingly, there was no provision for loan losses for the current quarter, reflecting the limited net charge-offs during the quarter, continued progress in improving risk profile and strengthening performance of the loan portfolio. The provision for loan losses totaled $1.0 million for the quarter ended December 31, 2012 and $2.0 million for the quarter ended March 31, 2012.

Non-interest Expense Includes Merger-related Expenses

Non-interest expense totaled $6.7 million for the current quarter, compared with $6.3 million for the fiscal 2013 second quarter, and $6.5 million for the quarter ended March 31, 2012. The increase in non-interest expense during the quarter was substantially attributed to merger-related expenses of $0.3 million. Excluding the merger-related expenses, non-interest expense has remained stable.

Pre-tax, Pre-credit Provision Income

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income for the quarter ended March 31, 2013 was $2.8 million, compared with income of $4.0 million for the quarter ended December 31, 2012, and income of $2.8 million for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (“GAAP”) to pre-tax, pre-credit provision income (a non-GAAP metric) for the current and trailing four quarters ended March 31, 2013, is as follows (dollars in millions):

	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012 Revised	June 30, 2012 Revised	March 31, 2012 Revised

Net income	$1.8	$2.7	$1.4	$0.6	$0.2
Federal income tax provision (benefit)	0.1	0.0	0.0	(0.2)	0.0

Pre-tax income	1.9	2.7	1.4	0.4	0.2
Provision for loan losses	—	1.0	1.1	1.5	2.0
Merger-related expenses	0.3	—	—	—	—
Loss/write-down on other real estate owned	0.6	0.3	0.3	0.7	0.6

Pre-tax, pre-credit provision income	$2.8	$4.0	$2.8	$2.6	$2.8

Pre-tax, pre-credit provision income declined by approximately $1.2 million compared with the December 31, 2012 period, primarily as a result of lower non-interest income of $1.3 million and lower net interest income of $0.2 million. The decline in non-interest income was caused by lower mortgage banking revenue and service charge income, partially offset by higher gains on the sale of SBA loans.

Bank Capital Ratios Remain Strong

The Bank’s capital ratios have continued to build and remain above regulatory requirements. As of March 31, 2013, the ratio of tier one (core) capital to adjusted total assets stood at 9.93% and total risk-based capital to risk-weighted assets was 13.77%.

Year-to-Date Results

For the nine months ended March 31, 2013, the Company’s net income totaled $5.8 million, or $0.22 basic and diluted earnings per share, compared with a loss of $2.5 million, or $0.10 basic and diluted loss per share, for the nine-month period ended March 31, 2012. The $8.3 million improvement in the Company’s results was attributable to a $1.2 million improvement in net interest income, a reduction in the provision for loan losses of $3.4 million from improving asset quality, a $4.3 million increase in non-interest income from higher overall mortgage banking revenue, SBA income, service and other income and lower REO related credit costs, a $0.4 million increase in non-interest expense primarily due to merger-related expenses of $0.3 million, and higher federal income tax provision of $0.2 million.

Announced Merger

On February 19, 2013, PVF Capital Corp. announced that it had entered into a definitive merger agreement with F.N.B. Corporation (NYSE: FNB) pursuant to which F.N.B. Corporation will acquire PVF Capital Corp. in an all-stock transaction.

Under the terms of the merger agreement, which has been approved by the board of directors of PVF Capital Corp., shareholders of PVF Capital Corp. will be entitled to receive 0.3405 shares of

F.N.B. Corporation common stock for each common share of PVF Capital Corp. they own. Based on F.N.B. Corporation’s closing stock price on April 22, 2013, the merger transaction would be valued at approximately $3.84 per share, or $100.0 million in the aggregate. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of PVF Capital Corp.

F.N.B. Corporation and PVF Capital Corp. expect to complete the transaction in October 2013, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of PVF Capital Corp. F.N.B. Corporation expects to file a preliminary registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) during the Company’s fiscal 2013 fourth quarter. The preliminary registration statement will include a proxy statement/prospectus and other documents relevant to the merger.

SHAREHOLDERS OF PVF CAPITAL CORP. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents F.N.B. Corporation and PVF Capital Corp. have filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. Corporation has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317, and free copies of the documents PVF Capital Corp. has filed with the SEC by contacting Jeffrey N. Male, Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, OH 44139, telephone: (440) 248-7171.

F.N.B. Corporation and PVF Capital Corp. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from PVF Capital Corp. shareholders in connection with the proposed merger. Information concerning such participants’ ownership of PVF Capital Corp. common shares will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 16 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, such as merger-related expenses, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2013	June 30, 2012

ASSETS
Cash and amounts due from financial institutions	$19,869,055	$5,840,608
Interest-bearing deposits	80,125,268	114,269,532

Total cash and cash equivalents	99,994,323	120,110,140
Securities available for sale	41,419,405	38,658,044
Loans receivable held for sale, net	9,348,387	25,062,786
Loans receivable, net of allowance of $14,920,231 and $16,052,865, respectively	547,216,456	541,627,515
Office properties and equipment, net	7,139,173	7,237,165
Real estate owned, net	7,251,163	7,733,578
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,768,643	23,648,663
Prepaid expenses and other assets	11,507,473	14,560,882

Total assets	$760,456,123	$791,449,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest-bearing deposits	$64,085,166	$51,786,588
Interest-bearing deposits	557,082,044	604,192,552

Total deposits	621,167,210	655,979,140
Note payable	966,112	1,046,111
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	8,349,129	4,469,292
Accrued expenses and other liabilities	17,636,636	24,824,455

Total liabilities	683,119,087	721,318,997

Stockholders’ equity
Serial preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,521,567 and 26,217,796 shares issued	265,527	262,178
Additional paid-in capital	101,722,000	100,897,560
Retained earnings (accumulated deficit)	(20,893,709)	(26,719,600)
Accumulated other comprehensive income (loss)	80,365	(472,116)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	77,337,036	70,130,876

Total liabilities and stockholders’ equity	$760,456,123	$791,449,873

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
		Revised		Revised
Interest and dividends income
Loans	$6,522,409	$6,884,277	$20,176,903	$20,984,085
Mortgage-backed securities	61,278	95,138	191,024	210,777
Federal Home Loan Bank stock dividends	136,862	145,309	425,199	402,233
Securities	120,894	146,456	387,304	184,798
Federal funds sold and interest-bearing deposits	51,168	73,700	184,091	254,586

Total interest and dividends income	6,892,611	7,344,880	21,364,521	22,036,479

Interest expense
Deposits	1,012,425	1,592,190	3,508,571	5,324,370
Long-term borrowings	265,017	268,267	806,167	812,887

Total interest expense	1,277,442	1,860,457	4,314,738	6,137,257

Net interest income	5,615,169	5,484,423	17,049,783	15,899,222
Provision for loan losses	—	2,016,000	2,050,000	5,482,000

Net interest income after provision for loan losses	5,615,169	3,468,423	14,999,783	10,417,222

Non-interest income
Service charges and other fees	237,436	238,403	888,591	623,081
Mortgage banking activities, net	2,464,702	3,332,547	9,355,545	6,149,734
Gain on sale of SBA loans	556,326	—	552,640	221,218
Increase in cash surrender value of bank-owned life insurance	35,088	54,928	119,980	173,915
Gain (loss) on real estate owned	(65,662)	(209,813)	(182,703)	(453,770)
Provision for real estate owned losses	(540,415)	(401,580)	(993,876)	(1,276,403)
Other, net	223,860	260,602	667,798	634,572

Total non-interest income	2,911,335	3,275,088	10,407,975	6,072,348

Non-interest expense
Compensation and benefits	3,277,109	2,854,357	9,633,127	8,481,444
Office occupancy and equipment	538,052	607,606	1,676,009	1,770,900
FDIC insurance	239,639	440,182	874,116	1,295,613
Professional and legal	259,107	60,000	620,000	305,000
Outside services	892,755	736,031	2,261,646	1,849,102
Maintenance contracts	87,373	221,825	437,526	640,682
Franchise tax	212,950	225,001	606,364	675,856
Real estate owned and collection expense	435,629	573,306	1,284,263	1,970,677
Merger-related expense	275,861	—	275,861	—
Other	472,502	799,875	1,782,955	2,066,108

Total non-interest expense	6,690,977	6,518,183	19,451,867	19,055,382

Income (loss) before federal income taxes	1,835,527	225,327	5,955,891	(2,565,813)
Federal income tax provision (benefit)	73,000	—	130,000	(25,178)

Net income (loss)	$1,762,527	$225,327	$5,825,891	$(2,540,635)

Basic earnings (loss) per share	$0.07	$0.01	$0.22	$(0.10)

Diluted earnings (loss) per share	$0.07	$0.01	$0.22	$(0.10)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Balance Sheet Data:
Total assets	$760,456	$781,798	$779,123	$791,450	$806,472
Loans receivable	562,137	569,716	559,322	557,680	563,557
Allowance for loan losses	14,920	15,140	16,136	16,053	16,914
Loans receivable held for sale, net	9,348	30,089	19,766	25,063	16,386
Cash and cash equivalents	99,994	94,458	114,575	120,110	134,496
Securities available for sale	41,419	39,761	38,281	38,658	40,908
Deposits	621,167	634,313	646,150	655,979	667,198
Borrowings	35,966	35,993	36,019	36,046	36,073
Stockholders’ equity	77,337	75,098	72,077	70,131	69,385
Nonperforming loans	17,044	18,361	17,864	19,900	23,542
Other nonperforming assets	7,251	7,744	7,232	7,734	9,552
Tangible common equity ratio	10.17%	9.61%	9.25%	8.86%	8.60%
Book value per share	$2.97	$2.90	$2.78	$2.72	$2.69
Common shares outstanding at period end	26,048,842	25,927,214	25,919,470	25,820,424	25,820,424

Operating Data:
Interest income	$6,893	$7,214	$7,258	$7,212	$7,345
Interest expense	1,277	1,441	1,596	1,737	1,861

Net interest income before provision for loan losses	5,615	5,773	5,662	5,475	5,484
Provision for loan losses	—	1,000	1,050	1,500	2,016

Net interest income (loss) after provision for loan losses	5,615	4,773	4,612	3,975	3,468
Non-interest income	2,911	4,206	3,291	3,043	3,275
Non-interest expense	6,691	6,256	6,505	6,602	6,518

Income (loss) before federal income taxes	1,836	2,723	1,398	415	225
Federal income tax expense (benefit)	73	57	—	(194)	—

Net income (loss)	$1,763	$2,666	$1,398	$609	$225

Basic earnings (loss) per share	$0.07	$0.10	$0.05	$0.02	$0.01

Diluted earnings (loss) per share	$0.07	$0.10	$0.05	$0.02	$0.01

Performance Ratios:
Return on average assets	0.91%	1.37%	0.70%	0.30%	0.11%
Return on average equity	9.25%	14.49%	7.98%	4.71%	2.42%
Net interest margin	3.21%	3.16%	3.12%	2.94%	2.99%
Interest rate spread	3.11%	3.13%	3.07%	2.88%	2.91%
Efficiency ratio	80.01%	61.09%	69.21%	72.38%	69.55%
Stockholders’ equity to total assets (all tangible)	10.17%	9.61%	9.25%	8.86%	8.60%

Asset Quality Ratios:
Nonperforming assets to total assets	3.19%	3.34%	3.22%	3.49%	4.10%
Nonperforming loans to total loans	3.03%	3.22%	3.19%	3.57%	4.18%
Allowance for loan losses to total loans	2.65%	2.66%	2.88%	2.88%	3.00%
Allowance for loan losses to nonperforming loans	87.54%	82.46%	90.32%	80.67%	71.85%
Net charge-offs to average loans, annualized	0.15%	1.37%	0.67%	1.64%	1.86%

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	9.93%	9.36%	9.06%	8.66%	8.50%
Ratio of tier one (core) capital to adjusted total assets	9.93%	9.36%	9.06%	8.66%	8.50%
Ratio of tier one risk-based capital to risk-weighted assets	12.51%	11.66%	11.94%	11.73%	11.60%
Ratio of total risk-based capital to risk-weighted assets	13.77%	12.93%	13.20%	13.00%	12.87%